Exhibit 10.8

FORM OF TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and effective as of _________, 2022 (the “Effective Date”) by and between Varagon Capital Partners, L.P., a Delaware limited partnership (the “Licensor”), and Varagon Capital Corporation, a Maryland corporation (the “Licensee”) (each a “party,” and collectively, the “parties”).

RECITALS

WHEREAS, the Licensor has certain common law rights in the trade name “Varagon” (the “Licensed Mark”);

WHEREAS, the Licensor has applied to register the Licensed Mark as a trademark in the United States of America, Canada and the European Union (the “Territory”);

WHEREAS, the Licensee is a closed-end investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Investment Advisory Agreement, dated as of _________, 2022, by and between VCC Advisors, LLC (the “Adviser”) and the Licensee (the “Advisory Agreement”), the Licensee has engaged the Adviser to act as the investment adviser to the Licensee;

WHEREAS, the Adviser is a wholly-controlled subsidiary of the Licensor; and

WHEREAS, the Licensee desires to use the Licensed Mark in connection with the operation of its business, and the Licensor is willing to permit the Licensee to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

LICENSE GRANT

1.1 License. Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts from the Licensor, a personal, non-exclusive, royalty-free right and license to use the Licensed Mark in the Territory solely and exclusively as an element of the Licensee’s own company name and in connection with the conduct of its business. Except as provided above, neither the Licensee nor any affiliate, owner, director, officer, employee or agent thereof shall otherwise use the Licensed Mark or any derivative thereof without the prior express written consent of the Licensor in its sole and absolute discretion. All rights not expressly granted to the Licensee hereunder shall remain the exclusive property of the Licensor.

1.2 Licensor’s Use. Nothing in this Agreement shall preclude the Licensor, its affiliates or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark, whether or not such entity directly or indirectly competes or conflicts with the Licensee’s business in any manner.

ARTICLE 2

OWNERSHIP

2.1 Ownership. The Licensee acknowledges and agrees that the Licensor is the owner of all right, title and interest in and to the Licensed Mark, and all such right, title and interest shall remain with the Licensor. The Licensee shall not otherwise contest, dispute or challenge the Licensor’s right, title and interest in and to the Licensed Mark.

2.2 Goodwill. All goodwill and reputation generated by the Licensee’s use of the Licensed Mark shall inure to the benefit of the Licensor. The Licensee shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on the Licensor or its business or reputation. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given or withheld in that party’s sole discretion.

ARTICLE 3

COMPLIANCE

3.1 Quality Control. To preserve the inherent value of the Licensed Mark, the Licensee agrees to use reasonable efforts to ensure that it maintains the quality of the Licensee’s business and the operation thereof equal to the standards prevailing in the operation of the Licensor’s and the Licensee’s business as of the date of this Agreement. The Licensee further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by the Licensor and communicated to the Licensee from time to time in writing, or as may be agreed to by the Licensor and the Licensee from time to time in writing.

3.2 Compliance with Laws. The Licensee agrees that the business operated by it in connection with the Licensed Mark shall comply in all material respects with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the business, and shall notify the Licensor of any action that must be taken by the Licensee to comply with such law, rules, regulations or requirements.

3.3 Notification of Infringement. Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with the Licensed Mark, and (ii) any infringements, imitations or illegal use or misuse of the Licensed Mark in the Territory by any third party or (iii) any claim that Licensee’s use of the Licensed Mark infringes the intellectual property rights of any third party in the Territory. Licensor shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle in its sole discretion, all actions, proceedings and claims involving any infringement or claim. Licensee shall cooperate with Licensor in the prosecution, defense or settlement of such actions, proceedings or claims.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations. Each party hereby represents and warrants to the other party as follows:

(a)

Due Authorization. Such party is duly formed and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b)

Due Execution. This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c)

No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the organizational documents of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. Unless terminated pursuant to its terms, this Agreement shall remain in effect only for so long as the Adviser, or one of its affiliates, remains the Licensee’s investment adviser.

5.2 Termination for Cause. If the Licensee fails to cure any breach of Article 3 within thirty (30) days following written notice thereof by the Licensor, the Licensor may terminate the license granted per Section 1.1.

5.3 Upon Termination. Upon expiration or termination of this Agreement, all rights granted to the Licensee under this Agreement with respect to the Licensed Mark shall cease and the Licensee shall immediately discontinue use of the Licensed Mark.

ARTICLE 6

MISCELLANEOUS

6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Licensor may assign this Agreement to an affiliate without Licensee’s consent. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

6.2 Independent Contractor. Except as expressly provided or authorized in advance in writing, neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, electronic transmission (provided that a confirmation email reply is received) or by registered or certified mail (postage prepaid, return receipt requested) to the other party at its principal office as set forth below:

If to the Licensor:

Varagon Capital Partners, L.P.

299 Park Avenue, 3rd Floor

New York, NY 10171

Tel. No.: (212) 235-2600

Attn: Afsar Farman-Farmaian, Esq.

If to the Licensee:

Varagon Capital Corporation

299 Park Avenue, 3rd Floor

New York, NY 10171

Tel. No.: (212) 235-2600

Attn: Robert Bourgeois

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law principles or rules thereof to the extent such principles would require or permit the application of the laws of another jurisdiction. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6 No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile or other electronic transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

6.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11 Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date by its duly authorized officer.

LICENSEE:

VARAGON CAPITAL CORPORATION

By:
Name:	Walter J. Owens
Title:	Chief Executive Officer

LICENSOR:

VARAGON CAPITAL PARTNERS, L.P.

By:
Name:	Walter J. Owens
Title:	Chief Executive Officer

[VCC - Trademark License Agreement]